Exhibit 17.1
     December 24, 2007
     The Manager — Listing,
     The Stock Exchange, Mumbai
     The Manager — Listing,
     The National Stock Exchange of India Limited
     The Market operations/ Press Room,
     NYSE, New York
     Dear Sir,
     Sub : Resignation
     Pursuant to the Listing Agreement with BSE and NSE and Para 204.10 of the NYSE Listed Company Manual we hereby inform the Stock Exchanges that Mr Ramesh Emani, President of Telecom and Product Engineering Solutions of the Company has resigned from Wipro Limited with effect from January 11, 2008.
     Consequent to this change, Mr Sudip Nandy, will be the President of Telecom and Product Engineering Solutions of Wipro. .
     Thanking You,
     Yours Faithfully,
     For WIPRO LIMITED
     V. Ramachandran
     Company Secretary